Exhibit 16.1

July 14, 2009

Office of the Chief Accountant
Division of Corporate Finance
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549-7561

RE: Deep Down, Inc - SEC FILE No. 0-30351

Dear Sir or Madam:

We are the former independent auditors for Deep Down, Inc. (the “Company”). We have read the Company’s current report on Form 8-K dated July 14, 2009 and are in agreement with the disclosure in Item 4.01, insofar as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ Malone & Bailey, PC

MALONE & BAILEY, PC